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                                                                    EXHIBIT 4.10

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                    PREFERRED SECURITIES GUARANTEE AGREEMENT

                                     BETWEEN

                               CALPINE CORPORATION

                                       AND

                            WILMINGTON TRUST COMPANY

                                   DATED AS OF

                                 August 9, 2000

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                GUARANTEE AGREEMENT, dated as of August 9, 2000, executed and delivered by Calpine Corporation, a Delaware corporation (the "Guarantor"), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the "Guarantee Trustee"), for the benefit of the Holders (as defined herein) from time to time of the HIGH TIDES (as defined herein) of Calpine Capital Trust III, a Delaware statutory business trust (the "Trust").

                WHEREAS pursuant to an Amended and Restated Declaration of Trust (the "Declaration"), dated as of August 9, 2000, executed by the Guarantor, as Depositor, Wilmington Trust Company, as Delaware Trustee, Wilmington Trust Company, as Property Trustee, and the Administrative Trustees named therein, the Trust is issuing 5450,000,000 ($517,500,000 including the over-allotment option) aggregate liquidation amount of its 5% Convertible Preferred Securities, Remarketable Term Income Deferred Equity Securities (HIGH TIDES)(SM), liquidation amount $50 per security (the "HIGH TIDES") and $14,000,000 ($17,500,000 including the over-allotment option) aggregate liquidation amount of its Common Securities, liquidation amount $50 per security (the "Common Securities" and collectively with the HIGH TIDES, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust and having the terms set forth in the Declaration;

                WHEREAS the Trust Securities will be issued by the Trust and the proceeds thereof will be used to purchase the Convertible Subordinated Debentures due August 1, 2030 (the "Debentures") of the Guarantor which will be deposited with Wilmington Trust Company as Property Trustee under the Declaration, as trust assets; and

                WHEREAS as incentive for the Holders to purchase HIGH TIDES, the Guarantor desires irrevocably and unconditionally to agree, to the extent set forth herein, to pay to the Holders of the HIGH TIDES the Guarantee Payments (as defined herein) and to make certain other payments on the terms and conditions set forth herein.

                NOW, THEREFORE, in consideration of the purchase by each Holder of HIGH TIDES, which purchase the Guarantor hereby agrees shall benefit the Guarantor, the Guarantor executes and delivers this Guarantee Agreement for the benefit of the Holders from time to time of the HIGH TIDES.

                                    ARTICLE I

                                   Definitions

                SECTION 1.01. Definitions. As used in this Guarantee Agreement, the terms-set forth below shall, unless the context otherwise requires, have the following meanings. Capitalized or otherwise defined terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Declaration as in effect on the date hereof.

                "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provide , however, that the Trust shall be deemed not to be an Affiliate of the Guarantor. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have meanings correlative to the foregoing.



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                "Common Securities" shall have the meaning specified in the first recital of this Guarantee Agreement.

                "Debentures" shall have the meaning specified in the second recital of this Guarantee Agreement.

                "Debt" means (i) the principal of and premium, if any, and unpaid interest on indebtedness for money borrowed, (ii) purchase money and similar obligations, (iii) obligations under capital leases, (iv) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Guarantor is responsible for the payment of such indebtedness of others, (v) renewals, extensions and refunding of any such indebtedness, (vi) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings and
(vii) net obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts and similar arrangements.

                "Declaration" shall have the meaning specified in the first recital to this Guarantee Agreement.

                "Event of Default" means a default by the Guarantor on any of its payment or other obligations under this Guarantee Agreement; provided, however, that, except with respect to a default in payment of any Guarantee Payments, the Guarantor shall have received notice of default from the Guarantee Trustee and shall not have cured such default within 60 days after receipt of such notice.

                "Guarantee Payments" means the following payments or distributions, without duplication, with respect to the HIGH TIDES, to the extent not paid or made by or on behalf of the Trust: (i) any accrued and unpaid Distributions required to be paid on the HIGH TIDES, to the extent the Trust shall have funds on hand available therefor at such time, (ii) the applicable Redemption Price, with respect to the HIGH TIDES called for redemption by the Trust to the extent the Trust shall have funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust, unless Debentures are distributed to the Holders of the HIGH TIDES or all the HIGH TIDES are redeemed, the lesser of (a) the aggregate of the liquidation amount of $50 per HIGH TIDES plus accrued and unpaid Distributions on the HIGH TIDES to the date of payment (the "Liquidation Distribution") to the extent the Trust shall have funds on hand available to make such payment at such time and (b) the amount of assets of the Trust remaining available for distribution to Holders of the HIGH TIDES upon liquidation of the Trust after satisfaction of liabilities to creditors of the Trust as required by applicable law.

                "Guarantee Trustee" means Wilmington Trust Company, a Delaware banking corporation, until a Successor Guarantee Trustee has been appointed and has accepted such appointment pursuant to the terms of this Guarantee Agreement and thereafter means. each such Successor Guarantee Trustee.

                "Guarantor" shall have the meaning specified in the first paragraph of this Guarantee Agreement.

                "HIGH TIDES" shall have the meaning specified in the first recital of this Guarantee Agreement.

                "Holder" means any holder, as registered on the books and records of the Trust, of any HIGH TIDES; provided, however, that in determining whether the holders of the requisite percentage of HIGH TIDES have given any request, notice, consent or



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waiver hereunder, "Holder" shall not include the Guarantor, the Guarantee
Trustee, or any Affiliate of the Guarantor or the Guarantee Trustee.

                "Indenture" means the Indenture dated as of August 9, 2000 as amended or supplemented, between the Guarantor and Wilmington Trust Company, as trustee, relating to the issuance of Debentures.

                "List of Holders" has the meaning specified in Section 2.02(a).

                "Majority in liquidation amount of the HIGH TIDES" means, except as provided in the terms of the HIGH TIDES or by the Trust Indenture Act, a vote by the Holder(s), voting separately as a class, of more than 50% of the aggregate liquidation amount (including the stated amount that would be paid on redemption, liquidation or otherwise, plus accrued and unpaid distributions to the date upon which the voting percentages are determined) of all then outstanding HIGH TIDES.

                "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chairman and Chief Executive Officer, President or a Vice President, and by the Treasurer, an Associate Treasurer, an Assistant Treasurer, the Controller, the Secretary or an Assistant Secretary of such Person, and delivered to the Guarantee Trustee. Any Officers' Certificate delivered with respect to compliance with a condition or covenant provided for in this Guarantee Agreement (other than pursuant to Section 2.04) shall include:

                (a) a statement that each officer signing the Officers' Certificate has read the covenant or condition and the definitions relating thereto;

                (b) a brief statement of the nature and scope of the examination or investigation undertaken by each officer in rendering the Officers' Certificate;

                (c) a statement that each officer has made such examination or investigation as, in such officer's opinion, is necessary to enable such officer to express an informed opinion as to whether or not such covenant or condition has been complied with; and

                (d) a statement as to whether, in the opinion of each officer, such condition or covenant has been complied with.

                "Person" means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated association, or government or any agency or political subdivision thereof, or any other entity of whatever nature.

                "Responsible Officer" when used with respect to the Guarantee Trustee means any officer assigned to its corporate trust office, including any vice president, assistant vice president, assistant treasurer, assistant secretary or any other officer of the Guarantee Trustee customarily performing functions similar to those performed by any of the ABOVE DESIGNATED OFFICERS, and having direct responsibility for the administration of this GUARANTEE AGREEMENT, and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject.

                "Senior Debt" means (i) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company, (ii) all obligations to make net payment pursuant to the terns of financial instruments, such as (a) securities contracts and foreign currency exchange contracts, (b) derivative instruments, such as swap agreements (including interest rate and foreign exchange rate swap agreements), cap



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agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange agreements, options, commodity futures contracts and commodity options contracts, and (c) similar financial instruments; except, in the case of
(i) above, such indebtedness and obligations that are expressly stated to rank junior in right of payment to, or p 4d pass in right of payment with, the Debentures, (iii) and indebtedness or obligations of others of the kind described in (i) and (ii) above for the payment of which the Company is responsible or liable as guarantor or otherwise and (iv) deferrals, renewals or extensions of any such Senior Debt; provided, however, that Senior Debt shall not be deemed to include (a) any Debt of the Company which, when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, was without recourse to the Company, (b) trade accounts payable in the ordinary course of business, which will not constitute debt for purposes of the HIGH TIDES, (c) any Debt of the Company to any of its subsidiaries, except to the extent incurred for the benefit of third parties,
(d) Debt to any employee of the Company and (e) Debt that expressly provides that it is not senior in right of payment to the HIGH TIDES.

                "Successor Guarantee Trustee" means a successor Guarantee Trustee possessing the qualifications to act as Guarantee Trustee under Section 4.01.

                "Trust" shall have the meaning specified in the first paragraph of this Guarantee Agreement.

                "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb), as amended, and the rules and regulations promulgated thereunder.

                "Trust Securities" shall have the meaning specified in the first recital of this Guarantee Agreement.

                                   ARTICLE II

                               Trust Indenture Act

                SECTION 2.01. Trust Indenture Act; Application. (a) This Guarantee Agreement is, or upon qualification under the Trust Indenture Act will be, subject to the provisions of the Trust Indenture Act that are required to be part of this Guarantee Agreement, which are incorporated by reference in and made part of this Guarantee Agreement and shall, to the extent applicable, be governed by such provisions. This Guarantee Agreement will not be qualified under the Trust Indenture Act except upon the effectiveness of the Shelf Registration Statement.

                (b) Until such time as this Guarantee Agreement is qualified under the Trust Indenture Act, the parties hereto agree that the provisions of Sections 310-317, inclusive, of the Trust Indenture Act shall be incorporated herein by reference, subject to the provisions of this Guarantee Agreement and to the extent that any provision of this Guarantee Agreement limits, qualifies or conflicts with the duties imposed by Sections 310 to 317, inclusive, of the Trust Indenture Act, such imposed duties shall control.

                SECTION 2.02. Lists of Holders of Securities. (a) The Guarantor shall provide the Guarantee Trustee (i) within 14 days after each record date for payment of Distributions, a list, in such form as the Guarantee Trustee may reasonably require, of the names and addresses of the Holders of the HIGH TIDES ("List of Holders") as of such record date, provided that the Guarantor shall not be obligated to provide such List of Holders at any time the List of Holders does not differ from the most recent List of Holders given to the Guarantee Trustee by the Guarantor on behalf of the Trust, and (ii) at any other time, within 30 days of receipt by the Trust of a written request fort List of Holders as of a date no more than 14 days before such List of Holders is given to the Guarantee Trustee.



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                (b) The Guarantee Trustee shall comply with its obligations under Section 311(a), 311 (b) and 312(b) of the Trust Indenture Act.

                SECTION 2.03. Reports by the Guarantee Trustee Within 60 days after March 15 of each year, commencing March 15, 2001, the Guarantee Trustee shall provide to the Holders of the HIGH TIDES such reports as are required by
Section 313(a) of the Trust Indenture Act, if any, in the form and in the manner provided by Section 313 of the Trust Indenture Act. The Guarantee Trustee shall also comply with the other requirements of Section 313 of the Trust Indenture Act.

                SECTION 2.04. Periodic Reports to The Guarantee Trustee The Guarantor shall provide to the Guarantee Trustee such documents, reports and information as required by Section 314 of the Trust Indenture Act (if any) and the compliance certificate required by Section 314(a)(4) of the Trust Indenture Act in the form, in the manner and at the times required by Section 314 of the Trust Indenture Act, provided that such certificate shall be delivered no later than 120 days after the end of each fiscal year of the Guarantor.

                SECTION 2.05. Evidence of Compliance with Conditions Precedent. The Guarantor shall provide to the Guarantee Trustee such evidence of compliance with such conditions precedent, if any, provided for in this Guarantee Agreement that relate to any of the matters set forth in Section 314(c) of the Trust Indenture Act. Any certificate or opinion required to be given by any officer pursuant to Section 314(c)(1) may be given in the form of an Officers' Certificate.

                SECTION 2.06. Events of Default: Waiver. The Holders of a Majority in _ liquidation amount of the HIGH TIDES may, by vote, on behalf of all the Holders, waive' any past Event of Default and its consequences. Upon such waiver, any such Event of Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Guarantee Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent therefrom.

                SECTION 2.07. Event of Default: Notice. (a) The Guarantee Trustee shall, within 20 days after the occurrence of an Event of Default, transmit by mail, first class postage prepaid, to the Holders, notices of all Events of Default known to the Guarantee Trustee, unless such Events of Default have been cured before the giving of such notice; provided, that, except in the case of a default in the payment of a Guarantee Payment, the Guarantee Trustee shall be protected in withholding such notice if and so long as the Board of Directors, the executive committee or a trust committee of directors and/or Responsible Officers of the Guarantee Trustee in good faith determine that the withholding of such notice is in the interests of the Holders.

                (b) The Guarantee Trustee shall not be deemed to have knowledge of any Event of Default unless a Responsible Officer of the Guarantee Trustee shall have received written notice of such Event of Default from the Guarantor or a Holder.

                SECTION 2.08. Conflicting Interests. The Declaration and the Indenture shall be deemed to be specifically described in this Guarantee Agreement for the purposes of clause (i) of the first proviso contained in
Section 310(b) of the Trust Indenture Act.



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                                   ARTICLE III

                        Powers, Duties and Rights of the
                                Guarantee Trustee

                SECTION 3.01. Powers and Duties of the Guarantee Trustee (a) This Guarantee Agreement shall be held by the Guarantee Trustee for the benefit of the Holders, and the Guarantee Trustee shall not transfer this Guarantee Agreement to any Person except a Holder exercising his or her rights pursuant to
Section 5.04(iv) or to a Successor Guarantee Trustee on acceptance by such Successor Guarantee Trustee of its appointment to act as Successor Guarantee Trustee. The right, title and interest of the Guarantee Trustee shall automatically vest in any Successor Guarantee Trustee, upon acceptance by such Successor Guarantee Trustee of its appointment hereunder, and such vesting and cessation of title shall be effective whether or not conveyancing documents have been executed and delivered pursuant to the appointment of such Successor Guarantee Trustee.

                (b) If an Event of Default has occurred and is continuing, the Guarantee Trustee shall be entitled to enforce this Guarantee Agreement for the benefit of the Holders.

                (c) The Guarantee Trustee, before the occurrence of any Event of Default and after the curing of all Events of Default that may have occurred, shall undertake to perform only such duties as are specifically set forth in this Guarantee Agreement, and no implied covenants shall be read into this Guarantee Agreement against the Guarantee Trustee. In case an Event of Default has occurred (that has not been cured or waived pursuant to Section 2.06), the Guarantee Trustee shall exercise such of the rights and powers vested in it by this Guarantee Agreement, and use the same degree of care and skill in its exercise thereof, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

                (d) No provision of this Guarantee Agreement shall be construed to relieve the Guarantee Trustee from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

                (i) prior to the occurrence of any Event of Default and after the curing or waiving of all such Events of Default that may have occurred:

                    (A) the duties and obligations of the Guarantee Trustee
                  shall be determined solely by the express provisions of this Guarantee Agreement, and the Guarantee Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Guarantee Agreement; and

                    (B) in the absence of bad faith on the part of the Guarantee
                  Trustee, the Guarantee Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Guarantee Trustee and conforming to the requirements of this Guarantee Agreement; but in the case of any such certificates or opinions that by any provision hereof or of the Trust Indenture Act are specifically required to be furnished to the Guarantee Trustee, the Guarantee Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Guarantee Agreement;

                (ii) the Guarantee Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer of the Guarantee Trustee, unless it



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        shall be proved that the Guarantee Trustee was negligent in ascertaining the pertinent facts upon which such judgment was made;

                (iii) the Guarantee Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a Majority in liquidation amount of the HIGH TIDES relating to the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee, or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement; and

                (iv) no provision of this Guarantee Agreement shall require the Guarantee Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.


                SECTION 3.02. Certain Rights of Guarantee Trustee. (a) Subject to the provisions of Section 3.01:

                (i) The Guarantee Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

                (ii) Any direction or act of the Guarantor contemplated by this Guarantee Agreement shall be sufficiently evidenced by an Officers' Certificate unless otherwise prescribed herein.

                (iii) Whenever, in the administration of this Guarantee Agreement, the Guarantee Trustee shall deem it desirable that a matter relating to compliance by the Guarantor with any of its obligations contained in this Guarantee Agreement be proved or established before taking, suffering or omitting to take any action hereunder, the Guarantee Trustee (unless other evidence is herein specifically prescribed) may, in the absence of bad faith on its part, request and conclusively rely upon an Officers' Certificate (with respect to the Guarantor) which, upon receipt of such request from the Guarantee Trustee, shall be promptly delivered by the Guarantor.

                (iv) The Guarantee Trustee may consult with legal counsel of its selection, and the advice or opinion of such legal counsel with respect to legal matters shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by it hereunder in good faith and in accordance with such advice or opinion. Such legal counsel may be legal counsel to the Guarantor, the Guarantee Trustee or any of its Affiliates and may be one of its employees. The Guarantee Trustee shall have the right at any time to seek instructions concerning the administration of this Guarantee Agreement from any court of competent jurisdiction.

                (v) The Guarantee Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Guarantee Agreement at the request or direction of any Holder, unless such Holder shall have provided to the Guarantee Trustee such security and indemnity reasonably satisfactory to it, against the costs, expenses (including attorneys' fees and expenses) and liabilities that might be incurred by it in complying with such request or direction, including such reasonable advances as may be requested by the Guarantee Trustee; provided, a that nothing contained in this Section 3.02(a)(v) shall be taken to relieve the Guarantee



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        Trustee, upon the occurrence of an Event of Default, of its obligation to exercise the rights and powers vested in it by this Guarantee Agreement and use the same degree of care and skill in the exercise thereof as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

                (vi) The Guarantee Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Guarantee Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit.

                (vii) The Guarantee Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through its agents or attorneys, and the Guarantee Trustee shall not be responsible for any misconduct or negligence on the part of any such agent or attorney appointed with due care by it hereunder.

                (viii) Whenever in the administration of this Guarantee Agreement the Guarantee Trustee shall deem it desirable to receive instructions with respect to enforcing any remedy or right or taking any other action hereunder, the Guarantee Trustee (A) may request instructions from the Holders, (B) may refrain from enforcing such remedy or right or taking such other action until such instructions are received and (C) shall be fully protected in acting in accordance with such instructions.

                (b) No provision of this Guarantee Agreement shall be deemed to impose any duty or obligation on the Guarantee Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Guarantee Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation. No permissive power or authority available to the Guarantee Trustee shall be construed to be a duty to act in accordance with such power and authority.

                SECTION 3.03. Indemnity. The Guarantor agrees to indemnify the Guarantee Trustee and its directors, officers, agents and employees for, and to hold them harmless against, any and all loss, damage, claim, liability or expense incurred without negligence or bad faith on the part of the Guarantee Trustee, arising out of or in connection with the acceptance or administration of this Guarantee Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Guarantor shall be entitled to participate in the defense of any action arising hereunder and, to the extent it may wish, assume the defense thereof, with counsel satisfactory to the Guarantee Trustee (who shall not, except with the consent of the Guarantee Trustee, be counsel to Guarantor). Upon assuming such defense, the Guarantor shall not be liable for any legal or other expenses subsequently incurred by the Guarantee Trustee in connection with the defense thereof, other than reasonable costs of investigation. The Guarantor shall not, without the prior written consent of the Guarantee Trustee, effect any settlement of any pending or threatened action in respect of which the Guarantee Trustee is or could have been a party and indemnity could have been sought hereunder by the Guarantee Trustee unless such settlement (i) includes an unconditional release of the Guarantee Trustee from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of the Guarantee Trustee. The Guarantee Trustee will not claim or exact any lien or charge on any Guarantee Payments as a result of any amount due to it under this



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Guarantee Agreement. This indemnity shall survive the termination of this
Guarantee Agreement or the resignation or removal of the Guarantee Trustee.

                SECTION 3.04. Compensation and Expenses. The Guarantor agrees to pay to the Guarantee Trustee from time to time reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) and to reimburse the Guarantee Trustee upon request for all reasonable expenses, disbursements and advances (including the reasonable fees and expenses of its attorneys and agents) incurred or made by the Guarantee Trustee in accordance with any provision of this Guarantee Agreement, except any such expense, disbursement or advance as may be attributable to its negligence or bad faith. The obligations of the Guarantor under this Section shall survive the termination of this Guarantee Agreement and the resignation or removal of the Guarantee Trustee.

                                   ARTICLE IV

                                Guarantee Trustee

                SECTION 4.01. Guarantee Trustee: Eligibility. (a) There shall at all times be a Guarantee Trustee which shall:

                (i) not be an Affiliate of the Guarantor; and

                (ii) be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has a combined capital and surplus of at least $50,000,000, and shall be a corporation meeting the requirements of Section 310(a) of the Trust Indenture Act. If such corporation publishes reports of condition at least annually, pursuant to law or to the requirements of the supervising or examining authority, then, for the purposes of this Section and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published.

                (b) If at any time the Guarantee Trustee shall cease to be eligible to so act under Section 4.01(a), the Guarantee Trustee shall immediately resign in the manner and with the effect set out in Section 4.02(c).

                (c) If the Guarantee Trustee has or shall acquire any "conflicting interest" within the meaning of Section 310(b) of the Trust Indenture Act, the Guarantee Trustee and Guarantor shall in all respects comply with the provisions of Section 310(b) of the Trust Indenture Act, subject to the penultimate paragraph thereof.

                SECTION 4.02. Appointment, Removal and Resignation of the Guarantee Trustee. (a) Subject to Section 4.02(b), in the absence of the existence of an Event of Default, the Guarantee Trustee may be appointed or removed without cause at any time by the Guarantor.

                (b) The Guarantee Trustee shall not be removed until a Successor Guarantee Trustee has been appointed and has accepted such appointment by written instrument executed by such Successor Guarantee Trustee and delivered to the Guarantor.

                (c) The Guarantee Trustee appointed hereunder shall hold office until a Successor Guarantee Trustee shall have been appointed or until its removal or resignation. The Guarantee Trustee may resign from office (without need for prior or subsequent accounting) by an instrument in writing executed by the Guarantee Trustee and delivered to the Guarantor, which resignation shall not take effect until a Successor



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Guarantee Trustee has been appointed and has accepted such appointment by instrument in writing executed by such Successor Guarantee Trustee and delivered to the Guarantor and the resigning Guarantee Trustee.

                (d) Upon the resignation or removal of the Guarantee Trustee, the Guarantor shall promptly appoint a Successor Guarantee Trustee.

                (e) If no Successor Guarantee Trustee shall have been appointed and accepted appointment as provided in this Section 4.02 within 30 days after delivery to the Guarantor of an instrument of resignation or notice of removal by the Guarantor, the retiring Guarantee Trustee may petition, at the expense of the Guarantor, any court of competent jurisdiction for appointment of a Successor Guarantee Trustee. Such court may thereupon, after prescribing such notice, if any, as it may deem proper, appoint a Successor Guarantee Trustee.

                                    ARTICLE V

                                    Guarantee

                SECTION 5.01. Guarantee. The Guarantor irrevocably and unconditionally agrees to pay in full to the Holders the Guarantee Payments (without duplication of amounts theretofore paid by or on behalf of the Trust), as and when due, regardless of any defense, right of set-off or counterclaim which the Trust may have or assert. The Guarantor's obligation to make a Guarantee Payment may be satisfied. by direct payment of the required amounts by the Guarantor to the Holders or by causing the Trust to pay such amounts to the Holders. The Guarantor shall give written notice to the Guarantee Trustee as promptly as practicable in the event it makes any direct payment hereunder.

                SECTION 5.02. Waiver of Notice and Demand. The Guarantor hereby waives notice of acceptance of the Guarantee Agreement and, with respect to its obligations under Section 5.01, hereby waives presentment, demand for payment, any right to require a proceeding first against the Guarantee Trustee, Trust or any other Person before proceeding against the Guarantor, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

                SECTION 5.03. Obligations Not Affected. The obligations, covenants, agreements and duties of the Guarantor under this Guarantee Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

                (a) the release or waiver, by operation of law or otherwise, of the performance or observance by the Trust of any express or implied agreement, covenant, term or condition relating to the HIGH TIDES to be performed or observed by the Trust;

                (b) the extension of time for the payment by the Trust of all or any portion of the Distributions (other than any extension of time for payment of Distributions that results from the extension of any interest payment period on the Debentures as so provided in the Indenture), Redemption Price, Liquidation Distribution or any other sums payable under the terms of the HIGH TIDES or the extension of time for the performance of any other obligation under, arising out of, or in connection with, the HIGH TIDES;

                (c) any failure, omission, delay or lack of diligence on the part of the Holders to enforce, assert or exercise any right, privilege, power or remedy conferred on the Holders pursuant to the terms of the HIGH TIDES, or any action on the part of the Trust granting indulgence or extension of any kind;

                (d) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust;

                (e) any invalidity of, or defect or deficiency in, the HIGH
        TIDES;

                (f) the settlement or compromise of any obligation guaranteed hereby or hereby incurred; or

                (g) any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a guarantor, it being the intent of this Section 5.03 that the obligations of the Guarantor hereunder shall be absolute and unconditional under any and all circumstances.

                There shall be no obligation of the Holders to give notice to, or obtain the consent of, the Guarantor with respect to the happening of any of the foregoing.

                SECTION 5.04. Rights of Holders. The Guarantor expressly acknowledges that: (i) this Guarantee Agreement will be deposited with the Guarantee Trustee to be held for the benefit of the Holders; (ii) the Guarantee Trustee has the right to enforce this Guarantee Agreement on behalf of the Holders; (iii) the Holders of a Majority in liquidation amount of the HIGH TIDES have the right among themselves, the other Holders, if any, and the Guarantee Trustee to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of this Guarantee Agreement or exercising any trust or power conferred upon the Guarantee Trustee under this Guarantee Agreement, provided, that, subject to Section 3.1, the Guarantee Trustee shall have the right to decline to follow any such direction if the Guarantee Trustee being advised by counsel determines that the action or proceeding so directed may not lawfully be taken or if the Guarantee Trustee in good faith by its board of directors or trustees, executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Guarantee Trustee shall determine that the action or proceeding so directed would involve the Guarantee Trustee in personal liability; and (iv) any Holder may institute a legal proceeding directly against the Guarantor to enforce, subject to the subordination provisions hereof, its rights under this Guarantee Agreement, without first instituting a legal proceeding against the Trust or any other Person.

                SECTION 5.05. Guarantee of Payment. This Guarantee Agreement creates a guarantee of payment and not of collection. This Guarantee Agreement will not be discharged except by payment of the Guarantee Payments in full (without duplication of amounts theretofore paid by the Trust) or upon distribution of Debentures to Holders as provided in the Declaration.

                SECTION 5.06. Subrogation. The Guarantor shall be subrogated to all (if any) rights of the Holders against the Trust in respect of any amounts paid to the Holders by the Guarantor under this Guarantee Agreement and shall have the right to waive payment by the Trust pursuant to Section 5.01; provided, w v that the Guarantor shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation or any indemnity, reimbursement or other agreement, in all cases as a result of payment under this Guarantee Agreement, if at the time of any such payment, any amounts are due and unpaid under this Guarantee Agreement. If any amount shall be paid to the Guarantor in violation of the preceding sentence, the Guarantor agrees to hold such amount in trust for the Holders and to pay over such amount to the Holders. Any amounts paid over to and not subsequently recovered from the Holders pursuant to any insolvency law shall be deemed to have been applied by the Holders to the Guarantee Payments.

                SECTION 5.07. Independent Obligations. The Guarantor acknowledges that its obligations hereunder are independent of the obligations of the Trust with respect to the HIGH TIDES and that the Guarantor shall (without duplication of amounts paid by or on behalf of the Trust) be liable as principal and as debtor hereunder to make Guarantee Payments pursuant to the terms of this Guarantee Agreement notwithstanding the occurrence of any event referred to in subsections (a) through (g), inclusive, of Section 5.03 hereof, but subject to Section 6.01 hereof.

                                   ARTICLE VI

                           Covenants and Subordination

                SECTION 6.01. Subordination. This Guarantee Agreement will constitute an unsecured obligation of the Guarantor and will rank subordinate and junior in right of payment to all Senior Debt of the Guarantor in accordance with the terms of Article XII of the Indenture, which terms (including the definitions of all defined terms used therein) are incorporated herein, mutatis mutandis, by this reference (it being understood and agreed that each notice from holders of Senior Debt (or their agent or representative) to the Trustee under the Indenture shall constitute a notice to the Guarantee Trustee hereunder.

                SECTION 6.02. Pari Passu Guarantees. This Guarantee Agreement shall rank pate passu with any similar guarantee agreements issued by the Guarantor on behalf of the holders of trust securities issued by a trust created by the Guarantor similar to Calpine Capital Trust III.

                                   ARTICLE VII

                                   Termination

                SECTION 7.01. Termination. This Guarantee Agreement shall terminate and be of no further force and effect upon (i) full payment of the Redemption Price of all HIGH TIDES, (ii) the distribution of Debentures to the Holders in exchange for all of the HIGH TIDES, (iii) full payment of the amounts payable in accordance with the Declaration upon liquidation of the Trust or (iv) distribution of the Guarantor's common stock to the Holders in respect of the conversion of all of the HIGH TIDES. Notwithstanding the foregoing, this Guarantee Agreement will continue to be effective or will be reinstated, as the case may be, if at any time any Holder must repay any sums paid with respect to HIGH TIDES or this Guarantee Agreement.

                                  ARTICLE VIII

                                  Miscellaneous

                SECTION 8.01. Successors and Assigns. All guarantees and agreements contained in this Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Guarantor and shall inure to the benefit of the Holders of the HIGH TIDES then outstanding. Except in connection with a consolidation, merger or sale involving the Guarantor that is permitted under Article VIII of the Indenture and pursuant to which the assignee agrees in writing to perform the Guarantor's obligations hereunder, the Guarantor shall not assign its obligations hereunder.

                SECTION 8.02. Amendments. Except with respect to any changes which do not adversely affect the rights of the Holders in any material respect (in which case no consent of the Holders will be required), this Guarantee Agreement may only be amended with the prior approval of the Holders of not less than a Majority in liquidation amount of the HIGH TIDES. The provisions of
Article XII of the Declaration concerning meetings or consents of the Holders shall apply to the giving of such approval.

                SECTION 8.03. Notices. Any notice, request or other communication required or permitted to be given hereunder shall be in writing, duly signed by the party giving such notice, and delivered, telecopied (confirmed by delivery of the original) or mailed by first class mail as follows:

                (a) if given to the Guarantor, to the address set forth below or such other address, facsimile number or to the attention of such other Person as the Guarantor may give notice to the Holders and the Guarantee
        Trustee:

                         Calpine Corporation
                         50 West San Fernando Street
                         San Jose, California 95113

                         Telephone: (408) 995-5115
                         Facsimile No.: (408) 995-0505
                         Attention: Lisa M. Bodensteiner, Esq.

                (b) if given to the Trust, in care of the Guarantor, at the Trust's (and the Guarantee Trustee's) address set forth below or such other address as the Trust may, at the Trusts's direction, give notice to the Holders and the Guarantee Trustee:

                         Calpine Capital Trust III
                         c/o Calpine Corporation
                         50 West San Fernando Street
                         San Jose, California 95113

                         Telephone: (408) 995-5115
                         Facsimile No.: (408) 995-0505
                         Attention: Lisa M. Bodensteiner, Esq.

                         with a copy to:

                         Wilmington Trust Company
                         Rodney Square North
                         1100 North Market Street
                         Wilmington, Delaware 19890
                         Attention: Corporate Trust Administration

                (c) if given to the Guarantee Trustee, at the Guarantee Trustee's address set forth below or such other address as the Guarantee Trustee may give notice to the Guarantor and the Holders:

                         Wilmington Trust Company
                         Rodney Square North
                         1100 North Market Street
                         Wilmington, Delaware 19890
                         Attention: Corporate Trust Administration

                (d) if given to any Holder, at the address set forth on the books and records of the Trust.

                All notices hereunder shall be deemed to have been given when received in person, telecopied with receipt confirmed, or mailed by first class mail, postage prepaid, except that if a notice or other document is refused delivery or cannot be delivered because of a changed address of which no notice was given, such. notice or other document shall be deemed to have been delivered on the date of such refusal or inability to deliver.

                SECTION 8.04. Benefit. This Guarantee Agreement is solely for the benefit of the Holders (subject to the benefits inuring to the holders of Senior Debt pursuant to the subordination provisions hereof) and is not separately transferable from the HIGH TIDES.

                SECTION 8.05. Interpretation. In this Guarantee Agreement, unless the context otherwise requires:

                (a) capitalized terms used in this Guarantee Agreement but not defined in the preamble hereto have the respective meanings assigned to them in Section 1.01;

                (b) a term defined anywhere in this Guarantee Agreement has the same meaning throughout;

                (c) all references to "the Guarantee Agreement" or "this Guarantee Agreement" are to this Guarantee Agreement as modified, supplemented or amended from time to time;

                (d) all references in this Guarantee Agreement to Articles and Sections are to Articles and Sections of this Guarantee Agreement unless otherwise specified;

                (e) a term defined in the Trust Indenture Act has the same meaning when used in this Guarantee Agreement unless otherwise defined in this Guarantee Agreement or unless the context otherwise requires;

                (f) a reference to the singular includes the plural and vice versa; and

                (g) the masculine, feminine or neuter genders used herein shall include the masculine, feminine and neuter genders.

                SECTION 8.06 Governing Law. THIS GUARANTEE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS)

                THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                       Calpine Corporation

                                       by /s/ ANN B. CURTIS
                                         ---------------------------------------
                                         Name: Ann B. Curtis
                                         Title: Executive Vice President and
                                                Chief Financial Officer

                                       Wilmington Trust Company, as Guarantee
                                       Trustee,

                                       by
                                         ---------------------------------------
                                         Name:
                                         Title:

                THIS GUARANTEE AGREEMENT is executed as of the day and year first above written.

                                       Calpine Corporation

                                       by
                                         ---------------------------------------
                                         Name:
                                         Title:


                                       Wilmington Trust Company, as Guarantee
                                       Trustee,

                                       by /s/ JAMES D. NESCI
                                         ---------------------------------------
                                         Name: James D. Nesci
                                         Title: Authorized Signer